Exhibit 99.2

WEYERHAEUSER NEWS RELEASE

For more information contact:

Analysts – Kathryn McAuley, 253-924-2058

Financial Media – Dan Katcher / Sharon Stern, 212-355-4449

Regional Media – Anthony Chavez, 253-924-7148

DOYLE SIMONS APPOINTED PRESIDENT AND CEO OF WEYERHAEUSER COMPANY

•	Proven leader with solid industry experience and strong track record of results

FEDERAL WAY, Wash., June 16, 2013 – Weyerhaeuser Company (NYSE: WY) today announced its board of directors has elected Doyle Simons, age 49, president and chief executive officer, effective August 1, 2013. He will be engaged as CEO Elect effective immediately. Simons succeeds Dan Fulton, who turns 65 this year and will be retiring as planned. Effective August 1, Fulton will serve as executive vice chairman of the Weyerhaeuser board of directors until his retirement in October 2013.

“As former CEO and chairman of Temple-Inland, Doyle has a proven track record of driving performance to achieve results,” said Chuck Williamson, chairman of Weyerhaeuser’s board of directors. “He has deep experience in the forest products industry, broad business and functional expertise and a passion for operational excellence. I know he will bring tremendous energy, vision and leadership to Weyerhaeuser as the company continues to optimize its assets, increase efficiency and pursue sustainable growth.”

Simons was chairman and chief executive officer of Temple-Inland from 2008 until February 2012 when it was acquired by International Paper. In 2009, he was selected by investment analysts as RISI’s North American CEO of the Year in the paper and forest products industry for his leadership in delivering strong results in a challenging economic environment. He has served on the Weyerhaeuser board of directors since June 2012.

Fulton has been president of Weyerhaeuser Company since January 2008 and chief executive officer since April 2008. Prior to that he was president and CEO of the company’s wholly owned real estate subsidiary.

“For nearly six years, Dan has guided Weyerhaeuser with a steady hand through unprecedented economic turmoil and an extremely depressed housing market,” Williamson said. “The strength of the company today is clear evidence of his adept leadership through a very challenging period. Dan also oversaw the company’s conversion to a real estate investment trust — a change that has proven highly beneficial to Weyerhaeuser shareholders. I look forward to the continued value he will bring to the company as a board member during the transition period over the next several months, and I wish him well in his retirement.”

About Simons, Fulton said: “I’ve had the opportunity to get to know Doyle over the past year as a highly engaged member of our board. I’m excited to see him take the reins to lead Weyerhaeuser to the next level of performance. He has a strong and varied skill set, extensive industry knowledge and deep respect for our company values. I know he’ll do a fantastic job building upon the operational improvements we’ve made to ensure we take full advantage of the housing recovery, maximize the value of our assets and continue to grow.”

About Doyle R. Simons

Doyle R. Simons was appointed a director of Weyerhaeuser Company in June 2012. He served as chairman and chief executive officer of Temple-Inland, Inc. from 2008 until February of 2012 when it was acquired by International Paper Company. In 2009, he was selected by investment analysts as RISI’s North American CEO of the Year in the paper and forest products industry for his leadership in delivering strong results in a challenging economic environment. Prior to becoming CEO, he held various management positions with Temple-Inland, including executive vice president from 2005 through 2007 and chief administrative officer from 2003 to 2005. Prior to joining that company in 1992, he practiced real estate and banking law with Hutcheson and Grundy, L.L.P. He holds a Bachelor of Business Administration from Baylor University and a Doctor of Jurisprudence from The University of Texas at Austin. Simons serves on the board of directors of Fiserv, Inc. and is a member of the board of visitors for the University of Texas M.D. Anderson Cancer Center. He is also on the Baylor University Hankamer School of Business Advisory Board, and serves on the Advisory Councils of the College of Natural Sciences and the Texas Memorial Museum at The University of Texas at Austin.

About Daniel S. Fulton

Dan Fulton was named president of Weyerhaeuser Company on January 1, 2008, and became chief executive officer on April 17, 2008. From 2001 to 2008, he served as president and chief executive officer of Weyerhaeuser Real Estate Company, a wholly owned subsidiary of Weyerhaeuser Company. Prior to that, he was president and chief executive officer of Weyerhaeuser Realty Investors, Inc. He joined Weyerhaeuser in 1975. Fulton graduated with a Bachelor of Arts degree in economics from Miami University (Ohio) in 1970. He received a Master of Business Administration degree in finance from the University of Washington in 1976, and he completed the Stanford University Executive Program in 2001. Fulton is the past chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. He is on the boards of the National Alliance of Forest Owners and the National Association of Real Estate Investment Trusts. He is the chair of the Washington Roundtable, a member of the Business Roundtable, and chair of the Business Roundtable Housing Subcommittee. He also is a member of the Advisory Board for the Foster School of Business at the University of Washington.

Conference Call

Weyerhaeuser will hold a live conference call at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) on Monday, June 17, 2013 to discuss the announcement. To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on June 17. To join the conference call from within North America, dial (866) 610-1072 (access code – 95945025) at least 15 minutes prior to the call. Those calling from outside North America should dial (973) 935-2840 (access code – 95945025). Replays will be available for one week at (800) 585-8367 (access code – 95945025) from within North America and at (404) 537-3406 (access code – 95945025) from outside North America.

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest private owners of timberlands, began operations in 1900. We own or control more than 6 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products, and we develop real estate, primarily as a builder of single-family homes. Our company is a real estate investment trust. In 2012, we generated $7.1 billion in sales and employed approximately 13,200 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our stock trades on the New York Stock Exchange under the symbol WY.

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